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                                                                     EXHIBIT 8.1









                                                     May 14, 1998

Sun Communities Operating
     Limited Partnership
31700 Middlebelt Road
Suite 145
Farmington Hills, Michigan 48334

Lehman Brothers Inc.
3 World Financial Center
New York, New York 10285


         Re:      Sun Communities Operating Limited Partnership
                  $65,000,000 6.77% Callable/Redeemable Notes due May 14, 2015, Manditorily Redeemable/Callable May 16, 2005

Ladies and Gentlemen:

                  We have acted as special tax counsel for Sun Communities Operating Limited Partnership, a Michigan limited partnership (the "Company"), in connection with the Distribution Agreement, dated as of August 20, 1997, among the Company, Sun Communities, Inc., the General Partner of the Company ("Sun"), and Lehman Brothers Inc. ("Lehman Brothers") (the "Distribution Agreement") and the Purchase Agreement, dated as of May 7, 1998, between the Company and Lehman Brothers (the "Purchase Agreement") relating to (i) the issuance and sale of $65,000,000 in aggregate principal amount of 6.77% Callable/Redeemable Notes due May 14, 2015, Manditorily Redeemable/Callable May 16, 2005 (the "Notes") and (ii) the assignment of the Call Option (as defined in the Notes) by the Company to Lehman Brothers International (Europe) ("Lehman Brothers International"), a subsidiary of Lehman Brothers Inc. The Notes are to be issued under the Indenture, dated as of April 24, 1996, among the Company, Sun, and Bankers Trust Company (the "Trustee"), as supplemented by the



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Sun Communities Operating
     Limited Partnership
Lehman Brothers Inc.
May 14, 1998
Page 2


First Supplemental Indenture, dated as of August 20, 1997 among the Company, Sun and the Trustee (together, the "Indenture").

                  In connection with the issuance of the Notes, the Company and Lehman Brothers International have also entered into the Company Purchase Option, dated as of May 14, 1998 pertaining to the Notes (the "Company
Purchase Option"), pursuant to which the Company and Lehman Brothers International have certain rights in respect of the Notes.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-14595) relating to the debt securities of the Company with an aggregate offering price of $225,000,000 filed with the Securities and Exchange Commission (the "Commission") on October 22, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), in accordance with procedures of the Commission permitting a delayed or continuous offering of securities pursuant to such registration statement (the "Registration Statement"); (ii) the Prospectus, dated October 30, 1996, the related Prospectus Supplement, dated August 20, 1997 and the related Pricing Supplement, dated May 7, 1998, in the forms filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the Securities Act ("Rule 424(b)") (such Prospectus, as so supplemented by the Prospectus Supplement and the Pricing Supplement, being hereinafter referred to as the "Prospectus"); (iii) the documents incorporated by reference in the Prospectus to the date of the Pricing Supplement (the "Incorporated
Documents"); (iv) an executed copy of the indenture; (v) the form of the Fixed Rate Note; (vi) an executed copy of the Distribution Agreement; (vii) the Medium-Term Notes, Series A Administrative Procedures attached as Exhibit B to the Distribution Agreement (the "Administrative Procedures"); (viii) the Certificate of Limited Partnership of the Company, as amended and presently in effect; (ix) the Certificate of Incorporation and By-Laws of Sun, as presently in effect; (x) resolutions of the Board of Directors of Sun (the "Board") duly called and held on July 28, 1997; (xi) the Certificate, dated May 14, 1998, of the Chief Executive Officer and President, and the Senior Vice President, Treasurer, Chief Financial Officer and Secretary of Sun pursuant to Sections
102 and



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Sun Communities Operating
     Limited Partnership
Lehman Brothers Inc.
May 14, 1998
Page 3


303 of the Indenture and (xii) the Certificate, dated May 14, 1998, of the Chief Executive Officer and President, and the Senior Vice President, Treasurer, Chief Financial Officer and Secretary of Sun pursuant to Section 5(f) of the Distribution Agreement. As used herein, the term "Company Documents" shall refer collectively to the Indenture, the Distribution Agreement, the Purchase Agreement, the form of the Fixed Rate Note, the Company Purchase Option and the Calculation Agency Agreement.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have further assumed that neither the execution and delivery by the Company of the Company Documents to which it is a party, nor the performance by the Company of its obligations thereunder, contravenes or conflicts with (i) any law, rule or regulation binding upon it, (ii) any agreement or instrument (other than the Company Documents) to which it is a party or by which its properties or assets are bound or (iii) any judicial or admin istrative judgment, injunction, order or decree that is binding upon it or its properties or assets. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, and our opinions rendered herein with respect to such matters are subject to the assumptions, exceptions and qualifications noted therein.

                  In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, regulations, and such other authorities (including Treasury regulations) as we have deemed appropriate. The statutory provisions, regulations, interpretations



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Sun Communities Operating
     Limited Partnership
Lehman Brothers Inc.
May 14, 1998
Page 4

and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

                  Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the statements in the Pricing Supplement under the heading "Certain United States Federal Income Tax Considerations", to the extent that they constitute matters of law or legal conclusions with respect thereto, have been prepared by us and are correct in all material respects.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement.

                  Except for the opinions expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local, or foreign laws. This opinion addresses the legal consequences of only the facts existing or assumed as of the date hereof. Further, this opinion is being furnished to you solely for your benefit and is not to be used, circulated, quoted, or otherwise referred to for any purpose without our prior written consent in each instance, except that you may refer to this opinion in connection with the Pricing Supplement under the heading "Certain United States Federal Income Tax Considerations." We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                  Very truly yours,


                                  Skadden, Arps, Slate, Meagher & Flom LLP